Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Baker Hughes, a GE company:

We consent to the use of our report dated February 23, 2018, with respect to the consolidated and combined statement of financial position of Baker Hughes, a GE company and subsidiaries as of December 31, 2017, and the related consolidated and combined statements of income (loss), comprehensive income (loss), changes in equity, and cash flows for the year ended December 31, 2017, and the related notes (collectively, the “consolidated and combined financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated herein by reference.

(signed) KPMG LLP

Houston, Texas
August 31, 2018